EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year End 2018 Results

McLean, VA, February 26, 2019: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2018.
A reconciliation of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly and Annual Summary Information tables below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless noted otherwise.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.SEC.gov and the investor relations section of the Company’s website at www.GladstoneFarms.com.
Comments from David Gladstone, President and CEO of Gladstone Land:  “We had a minor setback this year during the second quarter due to the poor turnout on the farm we operated through our taxable REIT subsidiary, which caused us to fall short of covering our dividend for the first time in the past 13 quarters. However, we got back on track in the second half of the year, which was aided by approximately $1.2 million of participation rents received. While there is no guarantee, we expect these participation rents to continue to come in at a similar level on an annual basis over the near term. This year, we also sold a farm that we acquired five years ago at a price that represented a 48% premium over its cost basis, which we believe underscores our overall investment thesis of acquiring high-value farmland that appreciates over time. We were also very active on both the acquisition front and in the equity markets. We acquired $86.4 million of new farms over the last six months of the year, and with a continuous source of equity financing and a robust backlog of potential farms to buy, we are looking forward to an even more active year in 2019.”
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2018	9/30/2018	($ / #)	(%)
Operating Data:
Total operating revenues	$8,030	$8,017	$13	0.2%
Total operating expenses, net of credits	(4,522)	(4,672)	150	(3.2)%
Other (expenses) income, net	(4,592)	2,675	(7,267)	N/A
Net (loss) income	$(1,084)	$6,020	$(7,104)	(118.0)%
Plus: Real estate and intangible depreciation and amortization	2,571	2,374	197	8.3%
Plus (less): Losses (gains) on dispositions of real estate assets, net	715	(6,247)	6,962	N/A
FFO	2,202	2,147	55	2.6%
Less: Dividends declared on Series B Preferred Stock	(286)	(90)	(196)	217.8%
FFO available to common stockholders and OP Unitholders	1,916	2,057	(141)	(6.9)%
Plus: Acquisition-related expenses	12	26	(14)	(53.8)%
Plus: Net acquisition- and disposition-related accounting fees	35	44	(9)	(20.5)%
Plus: Other nonrecurring charges, net(1)	72	315	(243)	(77.1)%
CFFO available to common stockholders and OP Unitholders	2,035	2,442	(407)	(16.7)%
Net rent adjustment(2)	93	(164)	257	(156.7)%
Plus: Amortization of debt issuance costs	148	145	3	2.1%
AFFO available to common stockholders and OP Unitholders	$2,276	$2,423	$(147)	(6.1)%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	16,457,600	16,057,957	399,643	2.5%
Weighted-average OP Units outstanding(3)	666,531	683,527	(16,996)	(2.5)%
Weighted-average total shares outstanding	17,124,131	16,741,484	382,647	2.3%

Diluted net (loss) income per weighted-average total share	$(0.080)	$0.354	$(0.434)	(122.6)%
Diluted FFO per weighted-average total share	$0.112	$0.123	$(0.011)	(8.9)%
Diluted CFFO per weighted-average total share	$0.119	$0.146	$(0.027)	(18.5)%
Diluted AFFO per weighted-average total share	$0.133	$0.145	$(0.012)	(8.3)%
Cash distributions declared per total share	$0.133	$0.133	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$541,656	$499,919	$41,737	8.3%
Total assets	$565,119	$509,896	$55,223	10.8%
Total indebtedness(5)	$366,976	$347,256	$19,720	5.7%
Total equity	$181,053	$147,200	$33,853	23.0%
Total common shares + OP Units outstanding	18,462,219	16,741,495	1,720,724	10.3%

Other Data:
Cash flows from operations	$2,364	$3,562	$(1,198)	(33.6)%
Farms owned	85	82	3	3.7%
Acres owned	73,205	67,826	5,379	7.9%
Occupancy rate(6)	99.6%	99.8%	(0.2)%	(0.2)%
Farmland portfolio value	$617,866	$578,580	$39,286	6.8%
NAV per share	$12.88	$13.79	$(0.91)	(6.6)%

(1)
Consists primarily of the net incremental impact of the farming operations conducted through Gladstone Land Advisers, Inc. (the “Incremental TRS Operations”), as well as certain other nonrecurring charges.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)
Represents OP Units held by third parties. As of December 31, 2018, and September 30, 2018, there were 570,879 and 670,879, respectively, OP Units (as defined below) held by non-controlling limited partners.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on gross acreage.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	12/31/2018	12/31/2017	($ / #)	(%)
Operating Data:
Total operating revenues	$36,687	$25,122	$11,565	46.0%
Total operating expenses, net of credits	(24,575)	(13,746)	(10,829)	78.8%
Other expenses, net	(9,346)	(11,410)	2,064	(18.1)%
Net income (loss)	$2,766	$(34)	$2,800	N/A
Plus: Real estate and intangible depreciation and amortization	9,375	7,237	2,138	29.5%
(Less) plus: (Gains) losses on dispositions of real estate assets, net	(5,532)	21	(5,553)	N/A
FFO	6,609	7,224	(615)	(8.5)%
Less: Dividends declared on Series B Preferred Stock	(379)	—	(379)	N/A
FFO available to common stockholders and OP Unitholders	6,230	7,224	(994)	(13.8)%
Plus: Acquisition-related expenses	169	127	42	33.1%
Plus: Net acquisition- and disposition-related accounting fees	105	97	8	8.2%
Plus: Other charges, net(1)	1,790	—	1,790	N/A
CFFO available to common stockholders and OP Unitholders	8,294	7,448	846	11.4%
Net rent adjustment(2)	(485)	(509)	24	(4.7)%
Plus: Amortization of debt issuance costs	582	524	58	11.1%
AFFO available to common stockholders and OP Unitholders	$8,391	$7,463	$928	12.4%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	15,503,341	12,055,791	3,447,550	28.6%
Weighted-average OP Units outstanding(3)	809,022	1,358,790	(549,768)	(40.5)%
Weighted-average total shares outstanding	16,312,363	13,414,581	2,897,782	21.6%

Diluted net income (loss) per weighted-average total share	$0.145	$(0.003)	$0.148	N/A
Diluted FFO per weighted-average total share	$0.382	$0.539	$(0.157)	(29.1)%
Diluted CFFO per weighted-average total share	$0.508	$0.555	$(0.047)	(8.5)%
Diluted AFFO per weighted-average total share	$0.514	$0.556	$(0.042)	(7.6)%
Cash distributions declared per total share	$0.532	$0.524	$0.008	1.5%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$541,656	$451,864	$89,792	19.9%
Total assets	$565,119	$462,278	$102,841	22.2%
Total indebtedness(5)	$366,976	$331,738	$35,238	10.6%
Total equity	$181,053	$117,951	$63,102	53.5%
Total common shares + OP Units outstanding	18,462,219	14,799,679	3,662,540	24.7%

Other Data:
Cash flows from operations	$10,408	$6,515	$3,893	59.8%
Farms owned	85	73	12	16.4%
Acres owned	73,205	63,014	10,191	16.2%
Occupancy rate(6)	99.6%	100.0%	(0.4)%	(0.4)%
Farmland portfolio value	$617,866	$533,297	$84,569	15.9%
NAV per share	$12.88	$13.96	$(1.08)	(7.7)%

(1)	Consists primarily of the Incremental TRS Operations, as well as certain other nonrecurring charges.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)	Represents OP Units held by third parties. As of December 31, 2018 and 2017, there were 570,879 and 1,008,105, respectively OP Units (as defined below) held by non-controlling limited partners.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on gross acreage.
Highlights for fiscal year 2018:

•	Portfolio Activity:

◦
Property Acquisitions: Acquired 13 new farms, consisting of 12,114 total acres, for approximately $91.4 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 5.6%; however, most of the leases on these farms contain certain provisions (e.g., annual rent escalations and participation rents) that are expected to drive cash rents higher in future years.

◦
Property Disposition: Sold a 1,895-acre farm in Morrow County, Oregon (the “Oregon Farm”), to the existing tenant for $20.5 million, achieving a 20% internal rate of return on our initial equity investment. The Oregon Farm had a net book value of approximately $13.8 million at the time of the sale and was previously valued (for NAV purposes) at approximately $16.8 million. Proceeds from the sale of the Oregon Farm were used to acquire five farms in Florida as part of a Section 1031 like-kind exchange.

◦
Leasing Activity: Executed nine new lease agreements on certain of our farms that will result in an aggregate increase in annualized fixed cash rents of approximately $258,000. In addition, four of the new lease agreements contain a participation rent component, versus only one of the prior leases.

◦
Project Completions: Completed capital improvement projects on three of our farms at a total cost of approximately $4.6 million, for which we will earn additional straight-line rental income of approximately $314,000 per year.

•	Financing Activity:

◦
New Long-term Borrowings: Obtained a total of approximately $51.2 million of new, long-term borrowings from six different lenders (including three new lenders) at an expected weighted-average effective interest rate of 4.44%. On a weighted-average basis, these rates are fixed for the next 7.8 years.

◦
Loan Refinancings: Refinanced three loans totaling approximately $16.0 million that were scheduled to expire during the year, all with the existing lender. Due to the appreciation in value of the underlying property collateralizing these loans, we were able to secure approximately $1.4 million of additional borrowings as part of these refinancings. On a weighted-average basis, the refinanced loans bear interest at a fixed rate of 4.29%, which is fixed for the next 5.4 years.

•	Equity Activity:

◦	Series B Preferred Stock: Issued and sold 1,144,393 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $25.7 million.

◦
Common Stock: Through two overnight public offerings and our “at-the-market” program (the “ATM Program”), issued and sold a total of 3,701,955 shares of our common stock for aggregate net proceeds of approximately $44.4 million.

•	Increased and Paid Distributions:

◦	Increased the monthly distribution run rate on our common stock four times, which resulted in a total increase in our distribution run rate of 0.7%.

◦
Paid total cash distributions during the year of $0.5319 per share of common stock (including outstanding common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) that are held outside of the Company).

Q4 2018 Results:  We had a net loss during the quarter of approximately $1.1 million, or $0.08 per share, compared to net income of approximately $6.0 million, or $0.35 per share, in the prior quarter. AFFO for the quarter was approximately $2.3 million, or $0.13 per share, a decrease of approximately $147,000, or 6.1%, from the prior quarter. The decrease in AFFO was driven by an increase in interest expense due to additional borrowings and an increase in dividends paid on the Series B Preferred Stock, partially offset by increase in cash rents recorded in the current quarter. AFFO per share decreased by 8.3%, or $0.01 per share, from the prior quarter due to the reasons discussed above, coupled with an increase in the weighted-average total common shares (consisting of both common stock and OP Units) outstanding during the current quarter due to sales of our common stock through our ATM Program and the completion of an overnight offering of our common stock in December 2018. Cash flows from operations for the current quarter were lower primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases. Our NAV per share decreased by $0.91 from the prior quarter to $12.88 at December 31, 2018, primarily driven by the following factors: (i) an increase in the fair value of our long-term borrowings due to changes in market interest rates, (ii) ongoing capital improvements made on certain of our farms (which won't be reflected in the properties' fair values until the respective projects are completed), and (iii) the impact of equity issuances at offering prices below our then-current NAV, particularly the overnight offering completed in December 2018, the proceeds of which have not yet been fully deployed into new acquisitions.
FY 2018 Results:  Net income for the year was approximately $2.8 million, or $0.15 per share, compared to a net loss of approximately $34,000, or $0.00 per share, in the prior year. AFFO for the year was approximately $8.4 million, or $0.51 per share, compared to approximately $7.5 million, or $0.56 per share, in the prior year. AFFO increased primarily due to additional rental income earned on recent acquisitions, partially offset by increased interest expense, higher property-operating expenses, and the distributions paid on our Series B Preferred Stock, which was not outstanding during the prior year. The increase in property-operating expenses primarily relates to various projects on certain of our farms (e.g., temporary generator rentals for newly-drilled wells, obtaining certain permits on one of our farms, and repairs and maintenance costs incurred on one of our properties to improve the overall irrigation on the property) that have either recently been completed or are expected to be completed soon. We expect our property-operating expenses to return to a more normalized level during the first half of 2019.
Subsequent to December 31, 2018:

•	Portfolio Activity:

◦	Property Acquisition: Acquired a 695-acre farm in Lincoln County, Nebraska, growing popcorn and edible beans for approximately $2.4 million at a minimum, straight-line net capitalization rate of 5.3%.

◦
Leasing Activity: Executed eight new lease agreements on certain of our farms that will result in an aggregate decrease in annualized fixed cash rents of approximately $170,000. However, three of the new lease agreements contain a participation rent component, versus only one of the prior leases.

•	Financing Activity: Secured $1.4 million of new, long-term borrowings from a new lender at an expected effective interest rate of 4.70%, which is fixed for five years.

•	Equity Activity—Series B Preferred Stock: Issued and sold 454,075 shares of the Series B Preferred Stock for net proceeds of approximately $10.2 million.

•
Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of $0.04445 per share of common stock (including OP Units held outside of the Company) for each of January, February, and March 2019.  This marks our 13th distribution increase over the past 49 months, during which time we’ve increased the distribution run rate by a total of 48.2%.

Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 27, 2019, at 8:30 a.m. (EST) to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through March 6, 2019.  To hear the replay, please dial (855) 859-2056, and use playback conference number 2529229.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through April 27, 2019.

About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to unrelated third-party farmer-tenants.  The Company reports the current fair value of its farmland on a quarterly basis; as of December 31, 2018, its estimated net asset value was $12.88 per share.  Gladstone Land currently owns 86 farms, comprised of 73,900 acres in 10 different states across the U.S., valued at approximately $620 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually; as well as permanent crops, such as almonds, blueberries, and pistachios, which are generally planted every 10 to 20-plus years.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 72 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution rate on its common stock is $0.04445 per month, or $0.5334 per year.  Additional information can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-K, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-K, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held outside of the Company).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$181,053
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(541,656)
Plus: estimated fair value of real estate holdings(2)	617,866
Net fair value adjustment for real estate holdings		76,210
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	366,876
Less: fair value of aggregate long-term indebtedness(3)(4)	(357,786)
Net fair value adjustment for long-term indebtedness		9,091
Estimated NAV		266,354
Less: fair value of Series B Preferred Stock(5)		(28,595)
Estimated NAV available to common stockholders and OP Unitholders		$237,759
Total common shares and OP Units outstanding(6)		18,462,219
Estimated NAV per common share and OP Unit		$12.88

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of December 31, 2018.

(5)	Valued at the security's liquidation value.

(6)	Includes 17,891,340 shares of common stock and 570,879 OP Units held by non-controlling limited partners.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 26, 2019, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893